Exhibit 99.1

(1)          The shares of the common stock, par value $0.01 (the “Common Stock”) of Metals USA Holdings Corp. (the “Issuer”) reported as beneficially owned following the reported transactions includes: (i) 16,923,944 shares of Common Stock held of record by Apollo Investment Fund V, L.P. (“AIF V”); (ii) 2,222,650 shares of Common Stock held of record by Apollo Overseas Partners V, L.P. (“Overseas V”); (iii) 233,078 shares of Common Stock held of record by Apollo Netherlands Partners V (A), L.P. (“Netherlands A”); (iv) 164,257 shares of Common Stock held of record by Apollo Netherlands Partners V (B), L.P. (“Netherlands B”); and (v) 184,721 shares of Common Stock held of record by Apollo German Partners V GmbH & Co. KG (“German V,” and together with AIF V, Overseas V, Netherlands A and Netherlands B, the “Apollo Funds”). Due to limitations imposed by the electronic filing of this Form 4, the price of the securities sold in the transaction as reported in this Form 4 is limited to four decimal places. The actual price received for the securities sold was $14.08625 per share.

Apollo Verwaltungs V GmbH (“Apollo German GP”) is the general partner of German V.  Apollo Management V, L.P. (“Management V”) is the manager of AIF V, Overseas V, Netherlands A and Netherlands B, and is a special limited partner of German V and the sole shareholder of Apollo German GP.  AIF V Management, LLC (“AIF V LLC”) is the general partner of Management V.  Apollo Management, L.P. (“Apollo Management”) is the sole member and manager of AIF V LLC, and Apollo Management GP, LLC (“Management GP”) is the general partner of Apollo Management.  Apollo Management Holdings, L.P. (“Management Holdings”) is the sole member and manager of Management GP, and Apollo Management Holdings GP, LLC (“Holdings GP”) is the general partner of Management Holdings.

Apollo Advisors V, L.P. (“Advisors V”) is the general partner of AIF V, Netherlands A and Netherlands B, and is the managing general partner of Overseas V and a special limited partner of German V.  Apollo Capital Management V, Inc. (“Capital Management V”) is the general partner of Advisors V.  Apollo Principal Holdings I, L.P. (“Principal I”) is the sole stockholder of Capital Management, and Apollo Principal Holdings I GP, LLC (“Principal I GP”) is the general partner of Principal I.  Leon Black, Joshua Harris and Marc Rowan are the managers of Principal I GP, and the managers as well as principal executive officers of Management Holdings GP.

The Apollo Funds, Apollo German GP, Management V, AIF V LLC, Apollo Management, Management GP, Management Holdings, Holdings GP, Advisors V, Capital Management V, Principal I, Principal I GP, and Messrs. Leon Black, Joshua Harris and Marc Rowan, each disclaim beneficial ownership of all shares of the Common Stock held of record by AIF V, Overseas V, Netherlands A, Netherlands B or German V, in excess of their pecuniary interests, if any, in such securities, and this report shall not be deemed an admission that any such person or entity is the beneficial owner of or has any pecuniary interest in, such securities for purposes of Section 16 of the Securities Exchange Act of 1934, as amended, or for any other purpose.

The principal address for each of AIF V, Advisors V, Capital Management V, Principal I and Principal I GP is One Manhattanville Road, Suite 201, Purchase, New York 10577.  The principal address for Overseas V, Netherlands A and Netherlands B is c/o Walkers Corporate Services Limited, Walker House, 87 Mary Street, George Town, Grand Cayman KY1-9005, Cayman Islands.  The principal address for German V and Apollo German GP is Eschenheimer Anlage 1, 60316 Frankfurt, Germany.  The principal address for each of Management V, AIF V LLC, Apollo Management, Management GP, Management Holdings and Holdings GP, and Messrs. Black, Harris and Rowan, is 9 West 57th Street, 43rd Floor, New York, New York 10019.